USA Truck Announces Improved Third Quarter Earnings

VAN BUREN, ARKANSAS    October 21, 2010

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $100.8 million for the quarter ended September 30, 2010, an increase of 22.4% from $82.3 million for the same quarter of 2009.  Net income was $0.6 million for the quarter ended September 30, 2010, compared to a net loss of $1.6 million for the same quarter of 2009.  Diluted earnings per share were $0.06 for the quarter ended September 30, 2010, compared to a loss per share of $0.16 for the same quarter of 2009.

Base revenue increased 15.6% to $284.9 million for the nine months ended September 30, 2010 from $246.4 million for the same period of 2009.  We incurred a net loss of $1.5 million for the nine months ended September 30, 2010, compared to a net loss of $4.7 million for the same period of 2009.  For the nine months ended September 30, 2010, we incurred a loss per share of $0.15 compared to a loss per share of $0.46 for the same period of 2009.

In comparing the financial results of the quarter ended September 30, 2010 to the comparable period of 2009, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Our business model is beginning to take the form we envisioned when we began executing our VEVA (Vision for Economic Value Added) strategic plan two years ago.

“Our asset-light service offerings of SCS (Strategic Capacity Solutions) and Intermodal now represent approximately 13.0% of our total revenue, and are on pace to produce annualized revenue in excess of $60 million.  Both asset-light services are profitable and grew rapidly in response to our customers’ evolving needs.  In fact, 84% of our largest 25 customers utilized various combinations of our Trucking and asset-light services during the quarter.  We also began taking delivery of private intermodal containers during the quarter, which we expect to accelerate our asset-light revenue growth throughout 2011.

“Our Trucking services are steadily improving as they conform to our Spider Web freight network design.  Nearly 48% of our freight moved in Spider Web lanes during the quarter compared to just 39% a year ago.  That improved network compliance enabled us to simultaneously drive down our length-of-haul by 5.4% to 546 miles, reduce our empty miles to 10.3%, improve our miles per tractor per week by 2.5% to 2,007 and raise our revenue per total mile by 9.2% to $1.42.  Spider Web lane prices averaged $0.27 per mile more than our legacy lane prices, but that was not the only catalyst for our improved pricing.  Freight rates in the truckload industry fell to unsustainably low levels at the trough of the economic recession, so we proactively increased pricing on many of our underperforming lanes during the third quarter in response to tighter capacity relative to demand early in the quarter.

“Our people are gaining experience operating within the Spider Web and their ability to execute was evident in our revenue growth, our safety performance and driver management, as follows:

•
Trucking base revenue grew by 14.5%, but only 2.3% of the increase came from growth in the tractor fleet (primarily from additions to our owner-operator ranks).  The balance of the increase resulted from higher base revenue per tractor per week.

•
We reduced our Department of Transportation recordable accident frequency by 20.8% to its lowest level in the past four years, which led to an approximate 140 basis point improvement in insurance and claims costs.

•
We also reduced our driver turnover rate by approximately 18 percentage points, which allowed us to man our fleet with drivers, reduce recruiting costs as a percent of revenue and hold the line on other driver-related costs despite a tightening driver labor pool.

“For the quarter, the additional cash flow from operations (+70.3% to $9.4 million) produced by our improved performance strengthened our balance sheet.  Overall, we generated $9.9 million in free cash flow (net cash flow from operations plus net cash provided by investing activities), which we used to reduce our balance sheet debt to pre-2010 levels and to 41.1% of total capitalization.

“Freight demand and truck capacity in the truckload marketplace seem to be near equilibrium with pockets of strength and softness in particular geographic regions around the country.  Demand has moderated recently and we have yet to see a strong fall peak shipping season, so we expect the overall market to remain near equilibrium until Thanksgiving with demand outstripping capacity in certain parts of the country.  We believe capacity will exceed demand during the seasonally weak winter months, but we anticipate further tightening of capacity as next spring approaches.  We expect elevated fuel costs, continued tight credit, an aging tractor fleet and implementation of the Department of Transportation’s Comprehensive Safety Analysis 2010 (a wide-ranging performance-based safety initiative) in November to create a more significant shortage of trucks in 2011 than the industry has experienced during 2010.

“While we are optimistic about the industry’s prospects as 2011 and beyond unfolds, we are bracing for what is likely to be two challenging quarters between now and next spring.  We have improved our model considerably over the past year and those improvements will serve us well for the next six months, but we are also facing some near-term headwinds.

•
Our fuel cost per gallon rose steadily throughout the quarter, averaging 11.9% more than the comparable quarter.  The steady increase in fuel prices prevented our fuel surcharge program from keeping pace with the rising costs.  Thus, we purchased more fuel gallons at a higher price with less fuel surcharge recoveries.  The result was approximately 170 basis points of additional operating margin consumed by fuel costs, or approximately $0.10 per share.

•
Our tractor and trailer fleets are older than what we specify in our business model; 28 and 66 months, respectively, compared to our model of 22 and 42 months.  As a result, we incurred approximately 180 basis points of additional operating margin for maintenance costs, or approximately $0.11 per share.

We have placed approximately 400 new tractors in service during 2010 and we have contracted to purchase an additional 500 tractors with delivery throughout 2011.  The new tractors are more fuel efficient and require far less maintenance than the tractors we are taking out of service.  This month, we will also begin taking delivery of some of the 400 new trailers that we have purchased, with final delivery scheduled to take place during the first quarter of 2011.  However, it will take a few quarters for the financial impact of the new equipment to appear, particularly during the winter months when cold and wintery weather typically increases fuel and maintenance costs.

“We are pleased with our strategic progress, and we believe our model is well-positioned to capitalize on future economic recovery.  In the near-term, we will work to build greater Spider Web density in our freight network, expand our asset-light services and update our tractor fleet.”

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month and nine-month periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue:
Trucking revenue (1)	$87,604	$76,479	$251,913	$231,349
Strategic Capacity Solutions revenue (2)	10,103	3,793	24,816	9,582
Intermodal revenue (2)	3,063	2,043	8,148	5,444
Base revenue	100,770	82,315	284,877	246,375
Fuel surcharge revenue	17,996	13,856	53,194	35,676
Total revenue	118,766	96,171	338,071	282,051

Operating expenses and costs:
Salaries, wages and employee benefits	33,418	31,116	98,728	94,864
Fuel and fuel taxes	28,249	24,393	83,860	66,791
Purchased transportation	20,977	11,339	55,577	31,543
Depreciation and amortization	12,612	12,997	37,246	37,737
Operations and maintenance	9,963	6,223	25,931	19,836
Insurance and claims	5,236	5,393	16,831	16,585
Operating taxes and licenses	1,427	1,374	4,232	4,432
Communications and utilities	1,004	965	2,969	2,919
(Gain) loss on disposal of assets, net	(45)	3	(88)	1
Other	3,609	3,867	10,931	11,073
Total operating expenses and costs	116,450	97,670	336,217	285,781
Operating income (loss)	2,316	(1,499)	1,854	(3,730)
Other expenses (income):
Interest expense	931	655	2,643	2,261
Other, net	(79)	(39)	100	(74)
Total other expenses, net	852	616	2,743	2,187
Income (loss) before income taxes	1,464	(2,115)	(889)	(5,917)
Income tax expense (benefit)	878	(477)	621	(1,252)
Net income (loss)	$586	$(1,638)	$(1,510)	$(4,665)

Per share information:
Average shares outstanding (Basic)	10,297	10,249	10,294	10,228
Basic earnings (loss) per share	$0.06	$(0.16)	$(0.15)	$(0.46)

Average shares outstanding (Diluted)	10,312	10,249	10,294	10,228
Diluted earnings (loss) per share	$0.06	$(0.16)	$(0.15)	$(0.46)

USA Truck, Inc.

The following table reflects the condensed financial position of the Company as of the dates indicated:

	(in thousands)
	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,329	$797
Receivables, net	50,619	48,586
Inventories	1,781	1,541
Deferred income taxes	--	962
Prepaid expenses and other current assets	12,559	7,931
Total current assets	66,288	59,817

Property and equipment, at cost	429,237	426,752
Accumulated depreciation and amortization	(168,658)	(156,331)
Property and equipment, net	260,579	270,421
Other assets	488	462
Total assets	$327,355	$330,700

Liabilities and Stockholders’ equity
Current liabilities:
Bank drafts payable	$3,322	$5,678
Trade accounts payable	14,351	9,847
Current portion of insurance and claims accruals	4,598	4,356
Accrued expenses	10,652	9,008
Note payable	--	1,015
Current maturities of long-term debt and capital leases	16,657	63,461
Deferred income taxes	1,224	--
Total current liabilities	50,804	93,365

Long-term debt and capital leases, less current maturities	82,683	39,116
Deferred income taxes	51,229	53,073
Insurance and claims accruals, less current portion	3,290	4,600
Total stockholders’ equity	139,349	140,546
Total liabilities and stockholders’ equity	$327,355	$330,700

The following table includes key Trucking operating statistics for the three-month and nine-month periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Total miles (in thousands) (3)	61,852	58,970	183,958	179,292
Empty mile factor	10.3%	10.9%	10.0%	11.1%
Weighted average number of tractors (4)	2,345	2,292	2,340	2,344
Average miles per tractor per period	26,376	25,728	78,614	76,489
Average miles per tractor per week	2,007	1,958	2,016	1,961
Average miles per trip (5)(6)	546	577	547	605
Base Trucking revenue per tractor per week (6)	$2,842	$2,539	$2,760	$2,531
Number of tractors at end of period (4)	2,366	2,297	2,366	2,297
Operating ratio (7)	97.7%	102.0%	99.3%	101.5%

(1)	Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight service offerings.
(2)
We previously included the results of our brokerage and Container-on-Flat-Car rail intermodal service offerings in Strategic Capacity Solutions.  Our Trailer-on-Flat-Car rail intermodal service offering was previously included in our Trucking operating segment.  Container-on-Flat-Car rail intermodal and Trailer-on-Flat-Car rail Intermodal are now combined and reported as Intermodal and brokerage is now reported as Strategic Capacity Solutions.  Strategic Capacity Solutions and Intermodal are classified as separate operating segments and aggregated into one segment for financial reporting purposes.

(3)           Total miles include both loaded and empty miles.
(4)           Tractors include Company-operated tractors in service plus owner-operator tractors.
(5)           Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)
Because of the reclassification mentioned in footnote 2 above, previously reported amounts for average miles per trip and base Trucking revenue per tractor per week have been recalculated excluding Trailer-on-Flat-Car rail intermodal from Trucking.

(7)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.

Selected other financial information:
	(in thousands)
	Nine Months Ended September 30,
	2010	2009
Net cash provided by operating activities	$34,299	$27,146
Capital expenditures, net	27,316	30,796

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2633 or DARRON MING, Vice President, Finance and Chief Financial Officer – (479) 471-2672